Exhibit 99.1

Misonix Enters into $11 Million License, Royalty and Manufacturing Agreement

For Immediate Release

Corporate Contact	Investor Contact
Joe Dwyer	Joe Diaz
Misonix, Inc.	Lytham Partners
631-927-9113	602-889-9700
jdwyer@misonix.com	mson@lythampartners.com

FARMINGDALE, NY – October 20, 2017 - Misonix, Inc. (Nasdaq: MSON), a provider of minimally invasive therapeutic ultrasonic medical devices that enhance clinical outcomes, announced today that it has entered into a license and exclusive manufacturing agreement with Hunan Xing Hang Rui Kang Bio-Technologies Co., Ltd., a Chinese corporation, under which Misonix has licensed certain manufacturing and distribution rights to its SonaStar product line in The People’s Republic of China (“PRC”), Hong Kong and Macau in exchange for payments totaling a minimum of $11 million.

The agreement calls for (i) upfront technology license fees and stocking orders of $5 million; (ii) minimum royalty payments from the sale of SonaStar products in the licensed territories of $2 million per calendar year in each of 2019, 2020, and 2021 and (iii) additional royalty payments based on product sales through August 2027. The Agreement also provides that Misonix will supply SonaStar products to Hunan Xing Hang Rui Kang Bio-Technologies Co., Ltd. at agreed prices during the transition period prior to their commencement of manufacturing, and provides for reimbursement of technology transfer costs to Misonix of up to $1 million.

Stavros Vizirgianakis, President and Chief Executive Officer of Misonix, said, “We look forward to working with the team at Hunan Xing Hang Rui Kang Bio-Technologies Co. to establish our SonaStar technology throughout The People’s Republic of China, Hong Kong and Macau. We will be focused on assisting them to effectively and efficiently manufacture the SonaStar product line once they complete the required manufacturing facilities. In the meantime, we will supply them the product they need to begin to establish the SonaStar product line in these important and fast-growing markets. This is an important technology that will result in better patient outcomes with cost-effective treatment modalities.”

Quan Li, Chairman of Hunan Xing Hang Rui Kang Bio-technologies Co., Ltd., said, “Working with Misonix represents a unique opportunity to add an important technology to our suite of products. SonaStar is an advanced technology engineered to provide powerful and precise ultrasonic aspiration with maximum control and ease-of-use. We are dedicated to bring these important benefits to our markets in The People’s Republic of China, Hong Kong and Macau.”

“We are extremely excited to be partnering with the team at Hunan Xing Hang Rui Kang Bio-Technologies Company to bring our SonaStar technology to The People Republic of China,” added Scott Ludecker, Senior Vice President of Sales and Marketing with Misonix. “Both organizations share a common commitment to improving the lives of patients with our therapeutic ultrasonic surgical technology.”

About Misonix

Misonix, Inc. designs, develops, manufactures and markets therapeutic ultrasonic medical devices. Misonix's therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated in excess of $1.5 billion annually; Misonix's proprietary ultrasonic medical devices are used in spine surgery, neurosurgery, orthopedic surgery, wound debridement, cosmetic surgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company's website at www.misonix.com.

Safe Harbor Statement

With the exception of historical information contained in this press release, content herein may contain "forward looking statements" that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company's business lines, the impact of the pending investigation by the Department of Justice and Securities Exchange Commission, and other factors discussed in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2017, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking statements.